Exhibit 16.1

October 1, 2013

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Unwired Planet, Inc. and subsidiaries (the Company) and, under the date of September 9, 2013, we reported on the consolidated financial statements of the Company as of and for the years ended June 30, 2013 and 2012, and the effectiveness of internal control over financial reporting as of June 30, 2013. On September 27, 2013, we were dismissed. We have read Unwired Planet, Inc.’s statements included under Item 4.01 of its Form 8-K dated October 1, 2013, and we agree with such statements except that:

•	We are not in a position to agree or disagree with the Company’s statement that the change was recommended by the Audit Committee of the Board of Directors; and

•	We are not in a position to agree or disagree with the Company’s statement that the Company has not consulted with Grant Thornton LLP regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements or internal controls over financial reporting, and neither a written report was provided to the Company or oral advice was provided that Grant Thornton LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Very truly yours,

/s/ KPMG LLP